Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated July 3, 2017, in this Registration Statement (Form S-6 No. 333-217703) of Smart Trust 323, comprising Smart Trust, Argus Dividend Growers Total Return Trust, Series 13.

/s/ Grant Thornton LLP

Chicago, Illinois

July 3, 2017